Exhibit 10.23

THE TJX COMPANIES, INC.
STOCK INCENTIVE PLAN
(2013 Restatement)
Third Amendment
Pursuant to Section 10 of The TJX Companies, Inc. Stock Incentive Plan (2013 Restatement) (the “Plan”), The TJX Companies, Inc. (the “Company”), by authorization of the Executive Compensation Committee of the Company’s Board of Directors, hereby amends the Plan as follows, effective as of November 6, 2018:
1.    Section 3(a) of the Plan is hereby replaced in its entirety with the following text:
“(i)    The number of shares of Stock (“Share Limit”) available to be issued under the Plan, determined as of the Effective Date (and including, for the avoidance of doubt, shares that as of the Effective Date were subject to Outstanding Awards) is 178,449,912 (after giving effect to the November 2018 two-for-one stock split in the form of a Stock dividend (the “2018 Stock Split”) and with appropriate adjustments for Stock issued or subject to Awards granted prior to the 2018 Stock Split). For purposes of the Share Limit, (A) each share subject to a Stock Option or SAR shall count as one (1) share and each share subject to any other Award shall count as one and thirteen one-hundredths (1.13) shares; (B) shares issued under the Plan shall include only the number of shares actually issued under an Award and shall not include shares subject to an Award to the extent the Award is forfeited, expires, or is satisfied without the issuance of Stock; provided, however, that unissued shares resulting from the net settlement in Stock of a Stock Option or SAR, and shares retained by or delivered to the Company to satisfy any purchase or exercise price or the payment of withholding taxes in connection with a Stock Option or SAR, shall be treated as issued; and further provided, for the avoidance of doubt, that the purchase of shares by the Company on the open market with the proceeds of the exercise of a Stock Option will not increase the Share Limit; and (C) to the extent an Outstanding Award other than a Stock Option or SAR is forfeited, the Share Limit shall be appropriately increased consistent with clause (A) above.

(ii)    The following limits also apply to Awards, subject in each case to the Share Limit: (A) the maximum number of shares of Stock that in the aggregate are available to be issued pursuant to the exercise of ISOs shall not exceed the Share Limit; (B) the number of shares of Stock subject to each of Stock Options, SARs and Performance Awards awarded to any Participant during any consecutive three-year period shall be limited to 32,000,000 shares each (after giving effect to the 2018 Stock Split and with appropriate adjustments for Stock issued or subject to Awards granted prior to the 2018 Stock Split); and (C) the maximum number of shares subject to New Awards that are Full Value Awards with a vesting schedule of less than three years from the date of grant and not described in any of clauses (i) through (iv) of the second paragraph of Section 7(c) shall not exceed 5,000,000 (after giving effect to the 2018 Stock Split and with appropriate adjustments for Stock issued or subject to Awards prior to the 2018 Stock Split).

(iii)    Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.

(iv)    The Company shall appropriately reserve shares in connection with the grant of Awards to reflect the limitations set forth above.

The per-individual limits described above shall be construed to include earnings or notional earnings on Awards to the extent consistent with Section 162(m) of the Code.”

2.    Section 5(b) of the Plan is hereby replaced in its entirety with the following text:

“(b)     Latest Grant Date. No Award shall be granted after June 11, 2023 and no more than 52,000,000 ISOs (after giving effect to the 2018 Stock Split) shall be granted after June 2, 2019, but outstanding Awards and ISOs, respectively, may extend beyond such dates.”